EXHIBIT 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made between Alexandria Real Estate Equities, Inc. (the “Company”) and Dean Shigenaga (“Employee”), effective as of January 1, 2007 (the “Effective Date”).

RECITALS

Whereas, Employee is currently employed by the Company as its Chief Financial Officer (“CFO”), pursuant to an offer letter agreement dated December 5, 2000 (the “Offer Letter”); and

Whereas, the Company desires to continue to employ Employee as a Senior Vice President and its CFO, and Employee is willing to continue such employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Now, Therefore, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

SECTION 1.        POSITION; DUTIES; LOCATION.

Employee agrees to be employed by and to serve the Company as a Senior Vice President and CFO, and the Company agrees to employ and retain Employee in such capacity. In addition, Employee agrees to serve in such capacities for the Company’s subsidiaries, and in such additional capacities consistent with Employee’s current position as a senior executive of the Company, as may be determined by the Board of Directors of the Company (the “Board”). Employee shall devote such of his business time, energy, and skill to the affairs of the Company and its subsidiaries as shall be necessary to perform the duties of such positions. Notwithstanding the foregoing, and subject to any written policies of the Company, nothing in this Agreement shall preclude Employee from (i) engaging in charitable and community affairs and not-for-profit activities, so long as they are consistent with his duties and responsibilities under this Agreement; (ii) managing his personal investments; (iii) serving on the boards of directors of non-profit companies; and (iv) serving on the boards of directors of other for-profit companies; provided, however, that, prior to accepting a position on any such for-profit board of directors, Employee shall obtain the approval of the Board (or, if applicable, the appropriate committee thereof), which shall not be unreasonably withheld; and provided, further, however, that Employee shall submit to the Board (or the appropriate committee thereof) a list of any for-profit boards of directors on which Employee is serving as of the Effective Date of this Agreement. Employee shall report to the Company’s Chief Executive Officer. Employee shall be based in Los Angeles, except for required travel on the Company’s business.

SECTION 2.        COMPENSATION AND OTHER BENEFITS.

In consideration of Employee’s employment, and except as otherwise provided herein, Employee shall receive from the Company the compensation and benefits described in this Section 2. Employee authorizes the Company to deduct and withhold from all compensation to be paid to Employee any and all sums required to be deducted or withheld by the Company pursuant to the provisions of any federal, state, or local law, regulation, ruling, or ordinance, including, but not limited to, income tax withholding and payroll taxes.

2.1                               Base Salary. Subject to the terms and conditions set forth herein, the Company agrees to pay Employee a base salary at the rate of $275,000 per year, less standard payroll deductions and withholdings, payable on the Company’s regular payroll schedule (the “Base Salary”). Employee’s Base Salary shall be reviewed no less frequently than on each anniversary of the Effective Date by the Board (or such committee as may be appointed by the Board for such purpose). The Base Salary payable to Employee shall be increased on each such anniversary date (and such other times as the Board or a committee of the Board may deem appropriate) to an amount determined by the Board (or a committee of the Board). Each such new Base Salary shall become the base for each successive annual increase; provided, however, that such increase, at a minimum, shall be equal to the cumulative cost-of-living increment as reported in the “Consumer Price Index, Los Angeles, California, All Items,” published by the U.S. Department of Labor (using January 1, 2007 as the base date for comparison). Any increase in Base Salary or other compensation shall in no way limit or reduce any other obligations of the Company hereunder and, once established at an increased specified rate, Employee’s Base Salary shall not be reduced unless Employee otherwise agrees in writing.

2.2                               Bonus. Employee shall be eligible to receive a bonus for each fiscal year of the Company in an amount to be determined in the sole discretion of the Board (or a committee of the Board) based upon its evaluation of Employee’s performance and the performance of the Company during such year and such other factors and conditions as the Board (or a committee of the Board) deems relevant. Any such bonus shall be payable within 185 days after the end of the Company’s fiscal year to which such bonus relates (the “Bonus Year”); provided that, in the event that Employee terminates employment with the Company for any reason other than a termination by the Company for Cause, after the end of the Bonus Year and prior to the date when such bonuses are paid by the Company to senior executives, then Employee shall receive the same bonus that would have been awarded to Employee in the absence of such termination and it shall be paid to Employee at the same time that bonuses are paid by the Company to other senior executives.

2.3                               Restricted Stock; Options. Effective as of the date of approval by the Compensation Committee of the Board (the “Compensation Committee”), Employee shall be granted 1,000 shares (the “Signing Bonus Shares”) of restricted Company stock, as a signing bonus in recognition of, among other things, Employee’s performance during Employee’s previous period of employment, which shares shall vest in two equal annual increments as follows, provided that Employee remains employed at the Company on the applicable vesting date:  500 shares shall vest on May 31, 2008, and 500 shares shall vest on May 31, 2009. Employee shall also be eligible for additional equity awards from time to time as shall be determined by the Compensation Committee in its sole discretion, and subject to such vesting, exercisability, and other provisions as the Compensation Committee may determine in its discretion, after reviewing the performance of both Employee and the Company. Any new equity awards and any equity awards that Employee has already been granted by the Company prior to the execution of this Agreement shall be governed in all respects by the terms of the applicable stock option or restricted stock agreements, grant notice and plan documents. This Agreement does not alter or affect any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock), except as specifically provided in Sections 3.4(b) and 3.7(b) hereof.

2.4                               Vacation. Employee shall be entitled to accrue and use paid vacation in accordance with the terms of the Company’s vacation policy and practices.

2.5                               Other Benefits. Employee shall be eligible to participate in such of the Company’s benefit and deferred compensation plans as may be made available to executive officers of the Company, including, without limitation, the Company’s stock incentive plans, annual incentive compensation plans, profit sharing/pension plans, deferred compensation plans, annual physical examinations, dental plans, vision plans, sick pay, medical plans, personal catastrophe and accidental death insurance plans, financial planning, automobile arrangements, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Company, Employee’s employment with the Company shall be deemed to have commenced on December 27, 2000.

2.6                               Reimbursement for Expenses.  The Company shall reimburse Employee for all reasonable out-of-pocket business expenses (including, but not limited to, business entertainment expenses) incurred by Employee for the purpose of and in connection with the performance of his services pursuant to this Agreement. Employee shall be entitled to such reimbursement upon the presentation by Employee to the Company of vouchers or other statements itemizing such expenses in reasonable detail consistent with the Company’s policies. In addition, Employee shall be entitled to reimbursement for: (i) dues and membership fees in professional organizations and industry associations in which Employee is currently a member or becomes a member; and (ii) appropriate industry seminars and mandatory continuing education.

SECTION 3.        TERMINATION; SEVERANCE.

3.1                               Termination. Employee is employed at-will, meaning that either the Company or Employee may terminate Employee’s employment at any time, with or without Cause, subject to the terms and conditions set forth herein.

3.2                               Compensation and Benefits Upon Termination. Upon the termination of Employee’s employment for any reason, the Company shall pay Employee all of Employee’s accrued and unused vacation and unpaid Base Salary earned through Employee’s last day of employment (the “Separation Date”).

3.3                               Termination For Cause. The Company shall be entitled to terminate this Agreement for Cause (as defined herein) immediately upon written notice to Employee, which notice shall specify the reason for and the effective date of such termination. In that event, the Company shall pay Employee the compensation set forth in Section 3.2 of this Agreement, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.

3.4                               Termination Without Cause. The Company shall be entitled to terminate Employee’s employment without Cause (as defined herein) immediately upon written notice to Employee. In that event, the Employee shall receive the following severance benefits:

(a)                                  Salary Continuation. The Company shall pay Employee severance in the form of continuation of Base Salary for a period of one (1) year following the Separation Date, less standard payroll deductions and withholdings. The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that you materially breach any of your continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement (as defined in Section 4.1)).

(b)                                  Accelerated Vesting. The Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock) such that the shares that would have vested in the one (1) year period following the Separation Date, had Employee’s employment not been terminated, shall be deemed vested as of the Separation Date; provided, however, that if Employee’s employment is terminated without Cause following a Change in Control, the Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company such that all of the unvested shares shall be deemed vested as of the Separation Date.

(c)                                  Bonus. The Company shall pay Employee a bonus for the year in which the Separation Date occurs in the amount that Employee earned for the previous year, if any.

(d)                                  Restricted Stock Grants. The Company shall grant to Employee, fully vested, the pro rata amount of:  (1) any annual performance-based grants of restricted stock that may have been determined by the Compensation Committee for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs but which have not yet been made to Employee as of the Separation Date; or (2) in the event that such annual performance-based grants have not yet been determined for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs, the average of the amounts of any such grants that Employee received during the preceding two fiscal years. In either event, the proration shall be based on the number of months of completed service during the fiscal year of termination divided by twelve (12).

3.5                               Termination Upon Death or Disability. The Agreement shall terminate immediately upon Employee’s death or Disability (as defined herein). In that event, the Company shall provide Employee with the compensation set forth in Section 3.2 of this Agreement, as well as the severance benefits set forth in Sections 3.4(a) and (b); provided that the full acceleration of vesting provided for a termination without Cause following a Change in Control shall not apply in the event of a termination for death or Disability.

3.6                               Resignation. Employee shall be entitled to resign at any time upon written notice to the Company thirty (30) days prior to the effective date of such resignation, which shall be specified in Employee’s notice of resignation. Unless Employee’s resignation is for Good Reason following a Change in Control, upon Employee’s resignation, the Company shall pay Employee the compensation set forth in Section 3.2 of this Agreement, and Employee shall not be entitled to any further compensation from the Company, including severance benefits.

3.7                               Resignation For Good Reason Following A Change In Control. Employee shall be entitled to terminate this Agreement for Good Reason following a Change in Control (as defined in Section 3.9(c)). In that event, the Employee shall receive the following severance benefits:

(a)                                  Salary Continuation. The Company shall pay Employee severance in the form of continuation of Base Salary for a period of one (1) year following the Separation Date, less standard payroll deductions and withholdings.

The Company’s obligation to provide, or continue to provide, such severance payments will cease immediately and in full in the event that you materially breach any of your continuing obligations to the Company (including, but not limited to, any continuing obligations under this Agreement or the Proprietary Information Agreement).

(b)                                  Accelerated Vesting. The Company shall accelerate the vesting of any equity awards previously granted to Employee by the Company (whether in the form of stock options or shares of restricted stock) such that all of the unvested shares shall be deemed vested as of the Separation Date.

(c)                                  Bonus. The Company shall pay Employee a bonus for the year in which the Separation Date occurs in the amount that Employee earned for the previous year, if any.

(d)                                  Restricted Stock Grants. The Company shall grant to Employee, fully vested, the pro rata amount of:  (1) any annual performance-based grants of restricted stock that may have been determined by the Compensation Committee for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs but which have not yet been made to Employee as of the Separation Date; or (2) in the event that such annual performance-based grants have not yet been determined for the Company’s fiscal year prior to the fiscal year in which the Separation Date occurs, the average of the amounts of any such grants that Employee received during the preceding two fiscal years. In either event, the proration shall be based on the number of months of completed service during the fiscal year of termination divided by twelve (12).

3.8                               Release. As a condition to receipt of any severance benefits under this Agreement, Employee shall be required to provide the Company with an effective general release of any and all known and unknown claims against the Company and its officers, directors, employees, shareholders, parents, subsidiaries, successors, agents, and affiliates, substantially in the form attached hereto as Exhibit A.

3.9                               Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)                                  Disability. The term “disability” shall mean a physical or mental disability that renders Employee unable to perform one or more of the essential functions of his job, as determined by the Board, for a period of 180 days during any 365 day period.

(b)                                  Cause. For purposes of this Agreement, “Cause” shall mean (1) Employee’s conviction of any felony involving moral turpitude, fraud or dishonesty; (2) Employee’s persistent unsatisfactory performance of job duties; or (3) Employee’s material violation or breach of any Company policy or statutory, fiduciary, or contractual duty to the Company, provided that in the event that the Cause described above is reasonably susceptible of being cured, the Company shall provide notice to the Employee describing the nature of such Cause and the Employee shall thereafter have fifteen (15) days to cure.

(c)                                  Good Reason Following A Change In Control. Following a Change in Control (as defined in Section 3.9(d) below), “Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any of the following circumstances, which breach is not fully corrected within thirty (30) days after written notice thereof specifying the nature of such breach has been delivered to the Company: (1) the assignment to the Employee of any duties inconsistent with the position in the Company that the Employee held immediately prior to the Change in Control, or an adverse alteration in the nature or status of the Employee’s responsibilities from those in effect immediately prior to such change; (2) a reduction by the Company in the Employee’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; (3) the relocation of the Employee’s offices to a location outside the greater Los Angeles metropolitan area (or, if different, the metropolitan area in which such offices are located immediately prior to the Change in Control), or requiring Employee to travel on Company business to an extent not substantially consistent with Employee’s business travel obligations immediately prior to the Change in Control; (4) the failure by the Company to pay the Employee any portion of his current compensation except pursuant to an across-the-board compensation deferral similarly affecting all the Employees of the Company and all the Employees of any entity whose actions resulted in a Change in Control, or to pay Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due; (5) the failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of participation relative to other participants, as existed at the time of the Change in Control; (6) the failure by the Company to continue to provide Employee with benefits substantially similar to those under any of the Company’s directors and officers liability insurance, life insurance, medical, health and accident, or disability plans in which the Employee was participating at the time of the Change in Control, or the failure by the Company to provide the Employee with the number of paid vacation days to which he is entitled in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or (7) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

(d)                                  Change in Control. A “Change in Control” shall be deemed to have occurred if:

(i)                                    any Person, as such term is used in section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), as modified and used in sections 13(d) and 14(d) thereof, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (E) a person or group as used in Rule 13d-1(b) under the Exchange Act, that is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(ii)                                the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)                            there is consummated a merger or consolidation of the Company with any other Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least seventy-five percent (75%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or

(iv)                               the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least seventy-five (75%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

3.10                        No Offset. Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment or otherwise, nor shall Employee’s entitlement to any severance benefit hereunder be offset by any earned income Employee may receive from employment or consulting with a third party after his employment with the Company.

3.11                        Deferred Compensation. In the event that the Company determines that any payments hereunder (including but not limited to any severance benefits under Sections 3.4 (Termination Without Cause), 3.5 (Termination Upon Death or Disability) or 3.7 (Resignation for Good Reason Following A Change in Control)) fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986 as amended (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.

SECTION 4.                            PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

Employee shall be required to continue compliance with his obligations under the Employee Proprietary Information and Inventions Agreement with the Company that Employee executed on December 10, 2000 (the “Proprietary Information Agreement”), a copy of which is attached as Exhibit B.

SECTION 5.                            COMPANY POLICIES.

Employee shall be required to continue compliance with the Company’s employee policies and procedures established by the Company from time to time.

Section 6.                                          ASSIGNABILITY.

This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. The Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services and the covenants provided by Employee hereunder are personal to Employee and have been a material consideration for the Company to enter into this Agreement. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of the Company, which may be given or withheld by the Company in its sole and absolute discretion.

SECTION 7.         NOTICES.

All notices and other communications under this Agreement shall be in writing and shall be given by facsimile, first class mail (certified or registered with return receipt requested), or Federal Express overnight delivery, and shall be deemed to have been duly given three days after mailing or twenty-four (24) hours after transmission of a facsimile or Federal Express overnight delivery (if the receipt of the facsimile or Federal Express overnight delivery is confirmed) to the respective persons named below:

If to the Company:	Alexandria Real Estate Equities, Inc.
385 E. Colorado Boulevard
Suite 299
Pasadena, CA 91101
Phone: (626) 578 0777

If to Employee:	Dean Shigenaga
c/o Alexandria Real Estate Equities, Inc.
385 East Colorado Boulevard, Suite 299
Pasadena, CA 91101

Any Party may change such Party’s address for notices by notice duly given pursuant hereto.

SECTION 8.        ARBITRATION.

To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Los Angeles, California, conducted by JAMS under the then applicable JAMS rules. By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

SECTION 9.        MISCELLANEOUS.

9.1                               Entire Agreement. This Agreement, including its exhibits, contains the full, complete, and exclusive embodiment of the entire agreement of the parties with regard to the subject matter hereof and supersedes all prior communications, representations, or agreements, oral or written, including but not limited to the Offer Letter, and all negotiations and communications between the parties relating to this Agreement. Employee has not entered into this Agreement in reliance on any representations, written or oral, other than those contained herein. Any ambiguity in this document shall not be construed against either party as the drafter.

9.2                               Amendment. This Agreement may not be amended or modified except by an instrument in writing duly executed by Employee and the Company’s Chief Executive Officer.

9.3                               Applicable Law; Choice of Forum. This Agreement has been made and executed under, and will be construed and interpreted in accordance with, the laws of the State of California, without regard to conflict of laws principles.

9.4                               Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

9.5                               Non-Waiver of Rights and Breaches. Any waiver by a party of any breach of any provision of this Agreement will not be deemed to be a waiver of any subsequent breach of that provision, or of any breach of any other provision of this Agreement. No failure or delay in exercising any right, power, or privilege granted to a party under any provision of this Agreement will be deemed a waiver of that or any other right, power or privilege. No single or partial exercise of any right, power or privilege granted to a party under any provision of this Agreement will preclude any other or further exercise of that or any other right, power or privilege.

9.6                               Headings. The headings of the Sections and Paragraphs of this Agreement are inserted for ease of reference only, and will have no effect in the construction or interpretation of this Agreement.

9.7                               Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two or more counterparts, each of which will constitute an original but all of which will together constitute a single instrument. Transmission by facsimile of an executed counterpart signature page hereof by a party hereto shall constitute due execution and delivery of this Agreement by such party.

9.8                               Indemnification. In addition to any rights to indemnification to which Employee may be entitled under the Company’s Charter and By-Laws, the Company shall indemnify Employee at all times during and after Employee’s employment to the maximum extent permitted under Section 2-418 of the General Corporation Law of the State of Maryland or any successor provision thereof and any other applicable state law, and shall pay Employee’s expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit, or proceeding, to the maximum extent permitted under such applicable state laws.

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on August 8, 2007, effective as of the Effective Date.

ALEXANDRIA REAL ESTATE EQUITIES, INC.		DEAN SHIGENAGA

By:	/s/ Joel S. Marcus	/s/ Dean Shigenaga
	Joel S. Marcus	Dean Shigenaga
	Chief Executive Officer	Chief Financial Officer